Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Louisiana Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements of Louisiana Bancorp, Inc. on Form S-8 (Registration Nos. 333-144444 and 333-152627) of our report dated March 16, 2011, relating to the consolidated financial statements of Louisiana Bancorp, Inc, which appears in this Form 10-K.

A Professional Accounting Corporation

Metairie, Louisiana

March 29, 2011